UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 17, 2005

Dark Dynamite, Inc.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

1-10559 (Commission File Number)	65-1021346 (IRS Employer Identification Number)

c/o Jared Gold President
63 West 100 South, 2nd Floor Studio Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 746-3435
(Registrant's telephone number, including area code)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 15, 2005, the Registrant and its majority shareholder, Richard Surber, entered into a binding Letter of Intent (“LOI”) with Shanxi Kai Da Lv You Gu Wen You Xian Gong Si (“Kai Da”) a corporation formed according to the laws of the People’s Republic of China. The LOI sets forth the terms and conditions upon which the Registrant and its majority shareholder will enter into a final acquisition agreement whereby Kai Da shareholders will purchase a controlling interest in the Registrant, equal to 98% of all issued and outstanding shares of common stock of the Registrant.

The parties to the LOI state their intention to complete a Plan of Exchange on or about August 29, 2005, at which time 4,990,000 shares of the preferred stock of the Registrant will be deposited into escrow in exchange for cash payments in the total amount of $495,000 and making Kai Da a wholly owned subsidiary of the Registrant. Control of the 4,990,000 shares of preferred stock which have voting and conversion rights of 1 for 25 to the common stock of the Registrant will provide for voting control of the Registrant by the Kai Da shareholders.

The terms of the final Plan of Exchange are to provide for a final closing of the transaction on or about September 28, 2005, at which time financial reports and pro forma financial information regarding the completion of the Plan of Exchange will be prepared and filed with the Securities and Exchange Commission by the Registrant. The Registrant and the other parties to the LOI have agreed that $50,000 of the purchase price shall be escrowed to insure the satisfaction of unresolved liabilities of the Registrant. The selling security holder is obligated for the payment of closing costs, legal and other professional fees and a finder’s fee in the estimated total sum of $175,000 to be paid from the proceeds of the described transfer.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The following exhibits are included as part of this report:

EXHIBIT	PAGE
NO.	NO.	DESCRIPTION

2	4	Letter of Intent dated 15th of August, 2005 between Dark Dynamite, Inc., Richard Surber, Shanxi Kai Da Lv You Gu Wen You Xian Gong Si, Xian Yan Ke and Wei Ping Lei.

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SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dark Dynamite, Inc.

Date: August 17, 2005	By:	/s/ Jared Gold
Jared Gold CEO, President and Director

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